                                                                   EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into on July 15, 1997, by and between DIRECT Rx, INC. and Ohio corporations (the "Company"), and DR. KOTHA S. SEKHARAM ("Executive") currently holding the position of President.

                                  WITNESSETH:

     WHEREAS, the Company believes that the attraction and retention of key employees such as Executive is essential to the Company's growth and success; and

     WHEREAS, the Company desires to employ Executive as its President and Executive desires to accept such employment, all on the terms and conditions as hereinafter provided.

     NOW, THEREFORE, in consideration of the premises and covenants set forth in this Agreement, the parties hereto agree as follows:

I.   TERM

1.1 The Company hereby employs Executive and Executive hereby accepts employment by the Company for a period of two years beginning on the date of this Agreement, subject to the terms and conditions contained in this agreement. This Agreement will be renewed automatically thereafter for successive periods of one year, unless not less than thirty days prior to the end of the initial two year period or prior to the end of any one year renewal period, one of the parties sends written notice to the other party of its intent to terminate this Agreement at the end of such period.

II.  DUTIES

2.1 Executive shall hold the office of and shall function as President. In such capacities, Executive will supervise the Company's research and production operations and report to the Board of Directors.

III. BASE SALARY

3.1 As compensation for the services to be rendered by Executive hereunder and all services as an officer of the Company, the Company agrees to pay or cause to be paid to Executive an annual base salary of not less than Seventy-five Thousand Dollars ($75,000), payable in equal bi-weekly installments in accordance with the Company's standard payroll schedule. Executive's base salary shall be increased annually by an amount to be determined in the sole discretion of the Board of Directors based upon the Boards's review of Executive's individual performance and the financial performance of the Company.

3.2 This salary is based on the assumption that Executive continues to accept the responsibilities assigned to him by the Board of Directors, meets the Company's goals agreed to by the Executive and the Board of Directors, and continues to satisfactorily perform the duties of President, as presented in this Agreement and as indicated to the Board of Directors.

IV.  PERFORMANCE BONUS AND STOCK OPTIONS

4.1 As additional compensation, Executive shall receive an annual bonus in the first year of this Agreement as determined in the sole discretion of the Board of Directors based upon the Board's evaluation of Executive's individual performance and the financial performance of the Company.

4.2 Executive shall receive an annual bonus in the second year of this Agreement in an amount to be determined as set forth below, with any such amount to be subject to an increase or decrease as determined by the Board of Directors based upon the Board's evaluation of Executive's individual performance and the financial performance of the Company:

         4.2.1 Two and one-half percent (2.5%,) of income before federal and state income taxes, and

         4.2.2 Two percent (2%) of annual revenues exceeding the "Base". Executive's bonus for Year 2 will have a base equal to the total audited revenues for Year 1. Subsequent years will be calculated in the same manner.

4.3 The bonus shall be paid to Executive, or Executive's designee, as soon as practicable following the close of the Company's fiscal year and the preparation of the Company's financial statements. This bonus shall continue as long as Executive is employed by the Company. Upon termination of Executive's employment, Executive shall recieve a pro rata amount of this Bonus through the date of such termination.

4.4 Subject to the grant and approval of the Board of Directors, Executive shall be eligible for the grant of stock option to purchase additional common shares of the Company at such times and on such terms as shall be determined by the Board of Directors.

V.  FULL TIME

5.1 Executive agrees to devote 100* of his professional time, attention and energies during each normal business day to the performance of the business of the Company, except as may otherwise be authorized by the Board of Directors, or except for minor personal matters.

VI.  FRINGES

6.1 Executive shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expenses, including but not limited to those hereinafter detailed, in accordance with the Company's practices covering executive personnel. The Company shall use reasonable efforts to seek waivers of waiting periods, if any, applicable to particular benefits. Such benefits shall include:

         6.1.1 Health Insurance coverage with major medical, dental and disability insurance benefits equal to those benefits available to employees; the Company will pay 100% of the monthly premiums for Executive and immediate family members;

         6.1.2 Reimbursement of all properly approved travel and business related expenses normally paid by the Company. All expense reports must be approved by the President or the Board of Directors prior to reimbursement;

         6.1.3 Paid vacation per calendar year of not more than 3 weeks unless otherwise authorized by the Board of Directors at any time or times selected by Executive taking into account the convenience of the Company. Executive shall give the Board of Directors of the Company at least 14 calendar days prior notice of selected vacation times of one week or more. Unused vacation time will not be cumulative from year to year unless approved by the Board of Directors.


         6.1.4  5 days paid sick leave annually;

         6.1.5 A holiday on the following days with full pay: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, the Executive's birthday, one floating holiday and such other holidays or personal days as the Company shall declare;

VII.  TERMINATION

7.1 Executive's employment by the Company may be terminated by the Company at any time upon:

         7.1.1  the death or disability of Executive (as defined below);

         7.1.2 the termination of this Agreement by the Company for justifiable cause (as defined below); or

         7.1.3 a decision by the Board of Directors of the Company, in the exercise of their reasonable business judgment, to cease to conduct operations.

7.2 In the event that this Agreement is terminated as a result of the Executive's death or disability, the Company shall pay to Executive or Executive's estate or beneficiary Executive's base salary as provided in Section III for a period of three months following the date of death or termination for disability as defined in 7.3.

7.3 The term "disability" shall mean the inability of Executive, due to illness, accident, or any other physical or mental incapacity, to perform Executive's duties in a normal manner for a period of twelve (12) consecutive weeks or for a total of twenty (20) weeks (whether or not consecutive) in any twelve-month period during the term of this Agreement.

7.4 The term "justifiable cause," shall be defined as the commission by the Executive of (a) fraud, (b) embezzlement, (c) a felony, or (d) an act which (I)involves moral turpitude, (ii) action that brings the Company into public disrespect or disgrace, (iii) action that injures the goodwill of the Company, or (iv) causes material harm to its customer, supplier, or employee relations or the operations or business prospects of the Company (unless such act was expressly authorized or ratified by the Board). If there is a dispute to whether or not "justifiable cause" shall exist, the parties agree to settle the dispute by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the judgment upon award of the arbitrators may be entered in any court having jurisdiction thereof.

7.5 If Executive terminates this Agreement, Executive shall be entitled to receive Executive's base salary earned through the date of termination by Executive and a pro rata amount of the performance bonus and fringe benefits, including vacation through the date of such termination. No additional remuneration shall be payable by the Company to Executive and the Company shall have no other obligations or liabilities to Executive, except to the extent provided by law.

7.6 Notwithstanding any other provisions of this Agreement, the Company can terminate Executive's employment at any time upon giving not less than four weeks advance notice of such termination to Executive as consideration for the Executive's covenants set forth below in Section
       VIII:

       7.6.1 Executive's base salary through the end of the then applicable term of this Agreement pursuant to Section I; and

       7.6.2  any bonus payable to Executive pursuant to Section IV.

VIII.  NONDISCLOSURE, NONSOLICITATION AND AGREEMENT NOT TO COMPETE

8.1 Executive understands and agrees that Executive will acquire certain confidential information regarding the Company, including, without limitation, information concerning customers, accounts, employees; suppliers, prices, business methods, competitive and marketing strategies, and similar business matters, (the "Confidential Information"). Executive further understands and agrees that use or disclosure of the Confidential

         Information to compete, directly or indirectly, with the Company, will result in irreparable harm and financial loss to the Company.

         For a period of three (3) years after termination of this Agreement, Executive shall not without prior written consent of the Company:

         8.1.1 disclose directly or indirectly any Confidential Information to any individual, firm, company, or other entity, or use any of the Confidential Information to Executive's own-benefit;

         8.1.2 contact or solicit, directly or indirectly, any of the Company's customers, accounts, or vendors for purposes of diverting such customers, accounts, or vendors to Executive's benefit or for the benefit of any individual, entity, or person (other than the Company) which is engaged or intends to engage in the same or substantially the same businesses) in which the Company is then engaged.

         8.1.3 engage in any business in which the Company is then engaged, or otherwise compete with the Company in any manner in the markets in which the Company operates in the United States and Canada;

         8.1.4 offer employment to any present employee of the Company or offer any independent Contractor relationship to any contractor of the Company.

IX. REPRESENTATION

9.1 Executive represents and warrants that executive is free to enter into this Agreement and that Executive is not a party to or otherwise bound by any employment contracts, restrictive covenants or any other contracts preventing full performance of Executive's duties hereunder.

X.  INDEMNIFICATION

10.1 The Company agrees to indemnify Executive to the maximum extent permitted by the corporate laws of the State of Ohio including all amendments thereto, if such are applicable; subject, however, to the limitations of other applicable laws, if any.

XI. ENTIRE AGREEMENT/BINDING EFFECT

11.1 This Agreement contains the entire agreement of the parties and supersedes all prior understandings and agreements between the parties, including but not limited to the Employment Agreement by and between Solstice, Inc. and Dr. Kotha S. Sekharam dated September 15, 1995, with respect to the subject matter hereof. This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties and may not be changed orally but only by a writing signed by the parties. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party. This Agreement shall be governed by the laws of the State of Ohio

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed the day and year first above written.

EXECUTIVE                               DIRECT RX, INC.


     /s/ Dr. Kotha S. Sekharam          By:      /s/ Jugal Taneja
--------------------------------------     -------------------------------------
     Dr. Kotha S. Sekharam                   Jugal Taneja, Chairman of the Board